UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1900 New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c)	Announcement of New Chief Financial Officer. On July 31, 2008, Tidewater Inc. (“Tidewater” or the “Company”) announced that Quinn P. Fanning joined Tidewater as Executive Vice President. Mr. Fanning is expected to assume the duties of Chief Financial Officer upon the retirement of J. Keith Lousteau, which as previously announced, is anticipated on September 30, 2008, although the precise date has not yet been determined.

Mr. Fanning, age 43, joins Tidewater following more than 20 years within the financial services industry. Most recently, Mr. Fanning was a Managing Director with Citigroup Global Markets Inc., which he joined in 1996. In his 12-year investment banking career, he primarily focused on the energy industry, particularly the oilfield services and midstream/pipeline sectors.

Mr. Fanning’s annual base salary will be $300,000. He will be eligible to participate in Tidewater’s Management Annual Incentive Plan where his target bonus opportunity will be 95% of base salary. As with other executive officers, Mr. Fanning’s bonus will be based on the “economic value added” (“EVA”) to Tidewater during the fiscal year, Tidewater safety performance and his individual performance. Mr. Fanning received a grant of options to acquire 20,652 shares of Tidewater common stock at a price of $61.82 per share that vest one-third per year following grant and have a term of ten years. Mr. Fanning also received a grant of 6,644 shares of restricted stock that vest in four years, but 25% of the grant can be accelerated in each fiscal year if cumulative EVA increases $5 million per year above the EVA for fiscal 2008. He will enter into a change of control agreement that will provide him with a severance payment of three times salary and bonus and other continuing benefits if he is terminated without cause or with good reason within two years following a change of control of Tidewater. Mr. Fanning will also participate in all other benefit plans and programs made available to executive officers.

(e)	Approval of Executive Officer Annual Incentive Plan. On July 31, 2008, the stockholders of Tidewater approved the Executive Officer Annual Incentive Plan (the “Plan”). The Plan was presented to the stockholders for approval in order to qualify the annual incentive award paid to executive officer participants in the Plan as fully deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. The Plan will be administered by the Compensation Committee of the Company’s Board of Directors and will apply to each of the five fiscal years during the period beginning April 1, 2008 and ending March 31, 2013, unless terminated earlier by the Compensation Committee of the Board.

Any executive officer may be designated by the Compensation Committee as a participant in the Plan for any year. Under the Plan, each participant will be eligible to earn a specified bonus amount based upon the achievement of pre-established quantitative performance goals. No participant may be paid a bonus under the Plan of more than $3,000,000 for any fiscal year. The Compensation Committee may determine to pay bonuses under the Plan in whole or in part in cash or stock. Any such stock will be issued through the Company’s stock-based incentive plans.

The participants and performance goals for each year must be established prior to June 29. The quantitative performance goals for each year will be based upon one or more of the following criteria relating to the Company or one or more of its divisions, subsidiaries or liens of business: economic value added; safety; earnings per share; shareholder return; earnings or earnings before interest, taxes and amortization; stock price; total shareholder return; return on equity; return on total capital; return on assets or net assets; revenue; reduction of expenses; cash flow; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; or market segment share.

This description of the Plan is a summary only and is qualified in its entirety by reference to the terms of the Plan, which is filed as an exhibit to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished with this Form 8-K:

99.1	Press Release dated July 31, 2008

99.2	Executive Officer Annual Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom Executive Vice President, General Counsel and Secretary

Date: July 31, 2008